SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
January 26, 2011
Date of Report (date of earliest event reported)
EVERGREEN SOLAR, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-31687	04-3242254

(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)
138 Bartlett Street
Marlboro, Massachusetts 01752
(Address of principal executive offices)
(508) 357-2221
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
          On January 26, 2011, Evergreen Solar, Inc. (the “Company”) entered into an amendment No. 1 (the “Amendment”) to the dealer manager agreement (as amended, the “Agreement”), dated January 3, 2011, with Lazard Capital Markets LLC (“Lazard”), in connection with the Company’s (a) offers to exchange (the “Exchange Offers”) (1) an aggregate principal amount of up to $100,000,000 of new 4.0% Convertible Subordinated Additional Cash Notes due 2020 (the “New 4% Notes”) for an aggregate principal amount of up to $200,000,000 of its 4.0% Senior Convertible Notes due 2013 (the “Existing 4% Notes”) and (2) an aggregate principal amount of up to $165,000,000 of new 7.5% Convertible Senior Secured Notes due 2017 (the “New 7.5% Notes,” and collectively with the New 4% Notes, the “New Notes for an aggregate principal amount of up to $165,000,000 of its 13.0% Convertible Senior Secured Notes due 2015 (the “Existing 13% Notes,” and collectively with the Existing 4% Notes, the “Existing Notes”) and (b) the solicitation of the consent (the “Consent Solicitation”) of holders of the requisite principal amount of Existing 13% Notes to amend certain terms of the indenture governing the Existing 13% Notes. Pursuant to the terms and conditions of the Agreement, Lazard will serve as the dealer manager and solicitation agent for the Exchange Offers and Consent Solicitation, and will receive a fee for its services in this capacity. The Amendment, among other items, provided for the filing of a Post-Effective Amendment to the Company’s Registration Statement on Form S-4, dated December 30, 2010 and the amended terms of the Exchange Offers described below.
          The foregoing discussion of the Amendment and its terms does not purport to be complete and is subject to and qualified in its entirety by reference to the Amendment, which is attached to this Current Report on Form 8-K as Exhibit 1.1 and is incorporated in its entirety into this disclosure by reference.

Item 8.01	Other Events.
          On January 27, 2011, the Company issued a press release announcing the amended terms of its Exchange Offers and Consent Solicitation and its plan to adjourn the Company’s Special Meeting of Shareholders scheduled for January 31, 2011 until February 9, 2011 to allow sufficient time for shareholders to receive and review the proxy supplement, which was filed with the Securities and Exchange Commission on January 27, 2011. As a result of the meeting adjournment, no substantive matters will be discussed on January 31, 2011 and the Company does not expect shareholders to attend the meeting in person on that date.
          Under the amended terms of the exchange offer for the existing 4% notes, the initial conversion price of the new 4% notes has been reduced from $6.00 to $4.35 per share.
          Under the amended terms of the exchange offer for the existing 13% notes:
•	the initial conversion price of the new 7.5% notes will be fixed at $4.00 per share;
•	the new 7.5% notes will be secured by a first-priority lien on substantially all of our United States based assets and a pledge of certain interests in foreign subsidiaries;
•	the minimum consent condition has been reduced from at least 75% of the aggregate principal amount of existing 13% notes to more than 50% of the aggregate principal amount of existing 13% notes;
•	if the Company receives the consent of holders of more than 50% but less than 75% of the outstanding principal amount of the existing 13% notes, the indenture governing the existing 13% notes will be amended to permit the Company to incur the new 7.5% notes, grant a lien in favor of the holders of the new 7.5% notes and for the existing 13% notes and the new 7.5% notes to be ratably secured by a first-priority lien on substantially all of our United States based assets and a pledge of certain interests in foreign subsidiaries;
•	if the Company receives the consent of 75% or more of the holders of existing 13% notes, the indenture governing the existing 13% notes will be amended to provide for the security interest and all of the collateral securing the Company’s obligations under the existing 13% notes be released and to terminate the existing collateral documents and eliminate many of the restrictive covenants and certain events of default in the indenture governing the existing 13% notes; and
•	the new 7.5% notes will have the benefit of restrictive covenants similar to the restrictive covenants contained in the indenture governing the existing 13% notes.

          As a result of the extension, the exchange offers and consent solicitation will expire at 11:59 p.m., New York City time, on February 9, 2011, unless further extended.
          A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated in its entirety into this disclosure by reference.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits

No.	Description
1.1	Amendment No. 1 to Dealer Manager Agreement, dated as of January 26, 2011, by and between Evergreen Solar, Inc. and Lazard Capital Markets LLC

99.1	Press Release dated January 27, 2011, of Evergreen Solar, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Evergreen Solar, Inc.
By:	/s/ Michael El-Hillow
	Name:	Michael El-Hillow
	Title:	President and Chief Executive Officer

Dated: January 27, 2011